Exhibit 99
PRESS RELEASE

FOR IMMEDIATE RELEASE:	August 16, 2010
For Further Information:	Eloise L. Mackus, Interim CEO
Phone: 330.576.1208
Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES RESULTS FOR THE QUARTER AND
YEAR TO DATE PERIODS ENDED JUNE 30, 2010
Fairlawn, Ohio — August 16, 2010 — Central Federal Corporation (Nasdaq: CFBK) announced a net loss of $5.6 million, or $1.38 per diluted common share for the quarter ended June 30, 2010, compared to a net loss of $762,000, or $.21 per diluted common share, for the quarter ended June 30, 2009.
For the six months ended June 30, 2010, the net loss totaled $5.6 million, or $1.43 per diluted common share, compared to a net loss of $1.0 million, or $.30 per diluted common share, for the six months ended June 30, 2009.
The increase in the net loss for the three and six months ended June 30, 2010 was due to increased provisions for loan losses as a result of the continuing economic difficulties facing our borrowers and our region. Our ongoing assessment of CFBank’s commercial, commercial real estate and multi-family residential loan portfolio resulted in a provision for loan losses totaling $5.9 million during the quarter ended June 30, 2010 and $6.7 million during the six months ended June 30, 2010, which significantly negatively impacted our earnings.
In June 2010, the new management team implemented several significant actions to assess the credit quality of existing loans and loan relationships and improve our lending operations. These steps included: (1) independent loan reviews covering in excess of 80% of the commercial, commercial real estate and multi-family residential loan portfolio; (2) an independent review to assess the methodology used to determine the level of the allowance for loan and lease losses (ALLL); (3) the addition of new management to direct our commercial banking activities; and (4) hiring a loan workout firm to assist in addressing troubled loan relationships. These steps were designed to assess credit quality, improve collection and workout efforts with troubled borrowers, and enhance the loan underwriting and approval process.
CFBank remained well-capitalized for regulatory purposes as of June 30, 2010.
“CFBank is a well capitalized financial institution with the strength, stability, and expertise to withstand changes and develop a sustainable vision for the future. We have a strong and well-seasoned management team who will continue to provide the high level of service our clients have come to expect and enjoy from us. The mission of CFBank is unchanged,” commented Eloise L. Mackus, Interim CEO.

Jerry F. Whitmer, Chairman of the Board, added, “The Board of Directors is working diligently to examine all alternatives available to the Company to maintain and improve shareholder value. As CFBank’s management team makes necessary improvements to our business banking, we thank Central Federal Corporation’s stockholders for their patience and support.”
Net interest income
Net interest income for the quarter ended June 30, 2010 totaled $2.2 million and increased $108,000, or 5.2%, compared to the quarter ended June 30, 2009. The increase in net interest income was due to a higher net interest margin in the second quarter of 2010 compared to the prior year quarter. Net interest margin increased 20 basis points (bp) to 3.23% in the second quarter of 2010, compared to 3.03% in the second quarter of 2009, due to a larger decline in funding costs than in asset yields. The average cost of interest-bearing liabilities decreased 80 bp and the average yield on interest-earning assets decreased 47 bp in the quarter ended June 30, 2010, compared to the quarter ended June 30, 2009.
Net interest income for the six months ended June 30, 2010 totaled $4.4 million and increased $277,000, or 6.7%, compared to the six months ended June 30, 2009. The increase in net interest income was due to a higher net interest margin for the six months ended June 30, 2010 compared to the prior year period. Net interest margin increased 27 bp to 3.31% for the six months ended June 30, 2010, compared to 3.04% for the six months ended June 30, 2009, due to a larger decline in funding costs than in asset yields. The average cost of interest-bearing liabilities decreased 85 bp and the average yield on interest-earning assets decreased 44 bp for the six months ended June 30, 2010, compared to the six months ended June 30, 2009.
An increase in noninterest bearing deposits, which totaled $20.7 million at June 30, 2010, and increased 21.0% from $17.1 million at December 31, 2009, had a positive impact on our net interest margin, as well as the sustained low market interest rate environment which continued to have a favorable impact on our cost of funds.
Interest income for the quarter ended June 30, 2010 totaled $3.3 million and decreased $362,000, or 9.9%, compared to the prior year quarter. The decrease in interest income was due to a decrease in both the average yield and average balance of interest-earning assets. The average yield on interest-earning assets decreased to 4.86% in the second quarter of 2010, compared to 5.33% in the second quarter of 2009. The decline in average yield on interest-earning assets was due to an increase in nonperforming assets and downward repricing on adjustable-rate assets, as well as an increase in cash balances invested at low current market interest rates. The average balance of interest-earning assets decreased $3.4 million during the second quarter of 2010, compared to the prior year quarter. Average loan balances decreased $16.8 million in the second quarter of 2010, compared to the second quarter of 2009, as a result of loan write-offs and repayments in excess of current production. Short-term cash investments increased $13.0 million in the second quarter of 2010, compared to the second quarter of 2009, as a result of management’s decision to strengthen on-balance-sheet liquidity.
Interest income for the six months ended June 30, 2010 totaled $6.7 million and decreased $720,000, or 9.8%, compared to the six months ended June 30, 2009. The decrease in interest income was due to a decrease in both the average yield and average balance of interest-earning assets. The average yield on interest-earning assets decreased to 4.99% for the six months ended June 30, 2010, compared to 5.43% for the six months ended June 30, 2009. The decrease in yield on interest-earning assets was due to an increase in nonperforming loans and downward repricing on adjustable-rate assets, as well as an increase in cash balances invested at low current market interest rates. The average balance of interest-earning assets decreased $5.0 million during the six months ended June 30, 2010, compared to the prior year period. Average loan balances decreased $12.9 million in the six months ended June 30, 2010, compared to the prior year period, as a result of loan write-offs and repayments in excess of current production. Short-term cash investments increased $8.3 million during the six months ended June 30, 2010, compared to the prior year period, as a result of management’s decision to strengthen on-balance-sheet liquidity.

Interest expense for the quarter ended June 30, 2010 totaled $1.1 million and decreased $470,000, or 29.9%, compared to the quarter ended June 30, 2009. The decrease in interest expense was due to a decrease in the average cost of interest-bearing liabilities, partially offset by an increase in the average balance of interest-bearing liabilities. The average cost of interest-bearing liabilities decreased to 1.82% in the second quarter of 2010, compared to 2.62% in the second quarter of 2009. The decrease in cost of interest-bearing liabilities was due to a decline in both deposit and borrowing costs as a result of the sustained low market interest rate environment. The average balance of interest-bearing liabilities increased $2.7 million during the quarter ended June 30, 2010, compared to the prior year quarter. Average deposit balances increased $14.7 million primarily due to growth in money market deposit accounts. Average borrowing balances decreased $12.0 million due to repayment of short- and long-term Federal Home Loan Bank (FHLB) advances.
Interest expense for the six months ended June 30, 2010 totaled $2.2 million and decreased $1.0 million, or 30.8%, compared to the six months ended June 30, 2009. The decrease in interest expense was due to a decrease in the average cost of interest-bearing liabilities, partially offset by an increase in the average balance of interest-bearing liabilities. The average cost of interest-bearing liabilities decreased to 1.87% during the six months ended June 30, 2010, compared to 2.72% during the six months ended June 30, 2009. The decrease in the cost of interest-bearing liabilities for the six months ended June 30, 2010 was due to a decline in both deposit and borrowing costs as a result of the sustained low market interest rate environment. The average balance of interest-bearing liabilities increased $2.4 million during the six months ended June 30, 2010, compared to the prior year period. Average deposit balances increased $10.4 million primarily due to growth in money market deposit accounts. Average borrowing balances decreased $8.1 million due to repayment of short- and long-term FHLB advances.
Noninterest income
Noninterest income for the quarter ended June 30, 2010 totaled $293,000 and decreased $8,000, or 2.7%, compared to the quarter ended June 30, 2009. The decrease was due to a $5,000 decline in service charges on deposit accounts, substantially due to a decline in non-sufficient funds (NSF) fees, as well as a $5,000 decline in other income.
Noninterest income for the six months ended June 30, 2010 totaled $803,000 and increased $216,000, or 36.8%, compared to the six months ended June 30, 2009. The increase was primarily due to $240,000 in gains on sales of securities during the current year period. The sales proceeds were reinvested in securities with a 0% total risk-based capital requirement. The gains on sales positively impacted CFBank’s core capital ratio, and reinvestment in 0% risk-weighted assets had a positive impact on CFBank’s total risk-based capital ratio. The increase in noninterest income due to gains on sales of securities was partially offset by a $17,000 decline in service charges on deposit accounts, due to a decline in NSF fees and deposit account related processing fees.
The largest recurring component of noninterest income is net gains on sales of loans. Net gains on sales of loans totaled $181,000 for the second quarter of 2010, compared to $179,000 for the second quarter of 2009, and totaled $331,000 for both of the six month periods ended June 30, 2010 and 2009. Despite the continued economic weakness negatively impacting the housing market, CFBank’s mortgage professionals continue to gain market share by building relationships with local realtors and individual borrowers. On May 17, 2010, CFBank opened a residential mortgage lending office in Green, Ohio to expand its market presence. In July 2010, a mortgage underwriter was added to the team to further enhance our mortgage lending capabilities.

Provision for loan losses
Provisions for loan losses are provided based on management’s estimate of probable incurred credit losses in the loan portfolio and the resultant ALLL required. Based on review of the loan portfolio as of June 30, 2010, the ALLL was increased to $10.0 million, which resulted in a $5.9 million provision for loan losses in the second quarter of 2010, and a $6.7 million provision for loan losses for the six months ended June 30, 2010. This compares to a provision of $1.4 million and $1.9 million, respectively, for the quarter and six months ended June 30, 2009. The increase in the provision for loan losses during the current year periods was primarily a result of adverse economic conditions that continue to negatively impact our borrowers, our loan performance and our loan quality.
Nonperforming loans, which are nonaccrual loans and loans at least 90 days past due but still accruing interest, decreased $2.5 million, or 19.0%, and totaled $10.7 million at June 30, 2010, compared to $13.2 million at December 31, 2009. The decrease in nonperforming loans was primarily due to $3.8 million in loan charge-offs, a $2.3 million commercial real estate property transferred to foreclosed assets, and, to a lesser extent, loan payments and proceeds from the sale of the underlying collateral of various loans, partially offset by $3.8 million in additional loans that became nonperforming during the six months ended June 30, 2010. Nonperforming loans totaled 4.90% of total loans at June 30, 2010, compared to 5.56% of total loans at December 31, 2009.
Individually impaired loans totaled $11.4 million at June 30, 2010, and decreased $2.3 million, or 16.6%, from $13.7 million at December 31, 2009. The amount of the ALLL specifically allocated to individually impaired loans totaled $2.8 million at June 30, 2010, compared to $2.0 million at December 31, 2009. Impaired loans totaling $853,000 at June 30, 2010 are not included in nonperforming loans as they are troubled debt restructurings where the borrowers have established a sustained period of repayment performance, the loans are current according to their modified terms, and repayment of the remaining contractual payments is expected.
Net charge-offs totaled $3.3 million, or 5.84% of average loans on an annualized basis for the quarter ended June 30, 2010, compared to $889,000, or 1.49% of average loans on an annualized basis for the quarter ended June 30, 2009. Net charge-offs totaled $3.7 million, or 3.23% of average loans on an annualized basis for the six months ended June 30, 2010, compared to $1.0 million, or .86% of average loans on an annualized basis for the six months ended June 30, 2009. The increase in net charge-offs during the three and six months ended June 30, 2010 was primarily related to commercial real estate loans and home equity lines of credit.
The ratio of the ALLL to total loans totaled 4.61% at June 30, 2010, compared to 2.98% at December 31, 2009.
Noninterest expense
Noninterest expense for the quarter ended June 30, 2010 totaled $2.1 million and decreased $83,000, or 3.8%, compared to the quarter ended June 30, 2009. The ratio of noninterest expense to average assets improved to 2.92% for the quarter ended June 30, 2010, compared to 3.01% for the quarter ended June 30, 2009. The efficiency ratio also improved to 84.44% for the quarter ended June 30, 2010, compared to 91.91% for quarter ended June 30, 2009, primarily due to the decrease in noninterest expense and increase in net interest income in the quarter ended June 30, 2010.

Noninterest expense for the six months ended June 30, 2010 totaled $4.2 million and decreased $157,000, or 3.6%, compared to the six months ended June 30, 2009. The ratio of noninterest expense to average assets improved to 2.94% for the six months ended June 30, 2010, compared to 3.02% for the six months ended June 30, 2009. The efficiency ratio also improved to 84.15% for the six months ended June 30, 2010, compared to 92.42% for the six months ended June 30, 2009, primarily due to the decrease in noninterest expense and increase in net interest income in the six months ended June 30, 2010.
The decrease in noninterest expense during the three and six months ended June 30, 2010 was primarily due to a decrease in occupancy and equipment expenses and FDIC premiums, partially offset by an increase in professional fees.
Occupancy and equipment expense decreased $94,000 and $171,000, respectively, for the three and six months ended June 30, 2010, compared to the prior year periods. The decrease was due to lower real estate tax expense associated with the Worthington office and elimination of rent expense for the Company’s Fairlawn office as a result of the October 2009 acquisition of Smith Ghent LLC, which owns the Fairlawn office building.
FDIC premiums decreased $170,000 and $86,000, respectively, for the three and six months ended June 30, 2010, compared to the prior year periods. The decrease was primarily related to a $128,000 special assessment to restore the reserve ratio of the Deposit Insurance Fund levied by the FDIC in the second quarter of 2009, partially offset by higher assessment rates in the current year periods.
Professional fees increased $167,000 and $36,000, respectively, for the three and six months ended June 30, 2010, compared to the prior year periods. This increase was primarily related to legal costs associated with nonperforming loans.
Income taxes
The Company realized an income tax benefit of $10,000 and $30,000, respectively, for the three and six months ended June 30, 2010. This compares to an income tax benefit of $403,000, and $541,000, respectively, for the same prior year periods. The tax benefits during the current year periods are related to the valuation allowance on the tax effect associated with current period vesting of stock compensation awards that were granted in years prior to 2009. The tax benefits during the prior year periods are related to the pre-tax loss in those periods. In the third quarter of 2009, the Company recorded a valuation allowance against the deferred tax asset. The valuation allowance reduced net income and equity by $4.3 million during the year ended December 31, 2009. The tax benefits will be recognized, and earnings and equity will be increased, as the Company generates taxable income in future periods.
Balance sheet activity
Assets totaled $275.1 million at June 30, 2010 and increased $1.4 million, or 0.5%, from $273.7 million at December 31, 2009. The increase was due to a $10.4 million increase in cash and cash equivalents, an $8.3 million increase in loans held for sale, and a $2.3 million increase in foreclosed assets, partially offset by a $22.9 million decrease in net loan balances.
Cash and cash equivalents totaled $13.4 million at June 30, 2010 and increased $10.4 million, from $3.0 million at December 31, 2009. The increase in cash and cash equivalents was a result of building on-balance-sheet liquidity. The increase in liquidity was accomplished through the purchase of brokered deposits, primarily in the first quarter of 2010, which were also used to lock the cost of longer-term liabilities at low current market interest rates. Liquidity was also increased by proceeds from the sale of a $4.3 million auto loan portfolio in the first quarter of 2010, which also reduced credit risk associated with these loans.

Loans held for sale totaled $10.1 million at June 30, 2010 and increased $8.3 million, from $1.8 million at December 31, 2009. The increase was primarily due to $5.8 million of commercial real estate and multi-family loans transferred from portfolio loans to loans held for sale at June 30, 2010. Proceeds from the sale of the loans, which were sold at par, were received on July 1, 2010. The sale will have a positive impact on CFBank’s total risk-based capital ratio as the loans were 100% risk-weighted assets, and the proceeds of the sale will be reinvested in 0% risk-weighted assets. The increase in loans held for sale also included a $2.5 million increase in mortgage loans held for sale that had not been funded by the investors as of June 30, 2010.
Net loans totaled $208.2 million at June 30, 2010 and decreased $22.9 million, or 9.9%, from $231.1 million at December 31, 2009. The decrease was primarily due to lower commercial real estate and consumer loan balances and, to a lesser extent, lower multi-family and single-family residential mortgage balances, as well as a $3.0 million increase in the ALLL. Commercial, commercial real estate and multi-family loans decreased $11.8 million, or 6.5%, and totaled $169.8 million at June 30, 2010. The decrease was primarily in commercial real estate loan balances, which decreased $11.2 million due to the transfer of $4.1 million to loans held for sale and $2.3 million to foreclosed assets, $2.8 million in net charge-offs, and principal repayments and payoffs in excess of current year originations. Multi-family loans declined by $1.8 million primarily related to the transfer of $1.7 million to loans held for sale. Consumer loans totaled $20.1 million at June 30, 2010 and decreased $6.0 million, or 23.0%, due to the sale of a $4.3 million auto loan portfolio and repayments of auto loans and home equity lines of credit. Single-family residential mortgage loans totaled $28.4 million at June 30, 2010 and decreased $2.1 million, or 6.9%, from $30.5 million at December 31, 2009. The decrease in mortgage loans was due to current period principal repayments in excess of loans originated for portfolio.
Foreclosed assets totaled $2.3 million at June 30, 2010. There were no foreclosed assets at December 31, 2009. Foreclosed assets consist of approximately 42 acres of undeveloped land located in Columbus, Ohio that had been previously financed for development purposes. Due to the adverse economic conditions impacting the borrower’s capacity to meet the contractual terms of the loan, this property was acquired by the Bank through foreclosure.
Deposits totaled $226.3 million at June 30, 2010 and increased $15.2 million, or 7.2%, from $211.1 million at December 31, 2009. The increase was due to a $7.3 million increase in certificate of deposit accounts, a $2.4 million increase in money market accounts, a $1.1 million increase in savings accounts, a $721,000 increase in interest bearing checking accounts, and a $3.6 million increase in noninterest bearing checking accounts.
CFBank is a participant in the Certificate of Deposit Account Registry Service® (CDARS) program, a network of banks that allows us to provide our customers with FDIC insurance coverage on certificate of deposit balances up to $50 million. Customer balances in the CDARS program decreased $4.9 million from December 31, 2009 and totaled $32.2 million at June 30, 2010. The current period decrease in CDARS account balances was a result of customers transferring these funds into CFBank money market accounts, which are more liquid, higher yielding accounts. CDARS balances are considered brokered deposits by regulations. Not considering CDARS deposits, brokered deposits totaled $33.3 million at June 30, 2010 and increased $17.0 million from the end of 2009. The increase in brokered deposits was based on CFBank’s asset liability management strategies to build on-balance-sheet liquidity and lock the cost of longer-term liabilities at low current market interest rates available.
Certificate of deposit accounts increased $7.3 million during the six months ended June 30, 2010 due to a $17.0 million increase in brokered deposits offset by a $4.9 million decrease in CDARS deposits and a $4.8 million decrease in retail certificate of deposit accounts. Retail certificate of deposit accounts decreased primarily due to management’s unwillingness to match significantly above-market rates by some competitors, primarily in CFBank’s Columbiana County, Ohio market area.

Money market account balances increased $2.4 million during the six months ended June 30, 2010 due to competitive rates offered by CFBank and the transfer of maturing CDARS balances by customers seeking increased liquidity and higher yields.
Noninterest bearing checking account balances increased $3.6 million, or 21.0%, during the six months ended June 30, 2010 as a result of our continued success in building complete banking relationships with commercial clients.
Long-term FHLB advances totaled $23.9 million at June 30, 2010 and decreased $6.0 million, or 20.0%, from $29.9 million at December 31, 2009 due to repayment of maturing advances in accordance with the Company’s liquidity management program.
Stockholders’ equity totaled $17.2 million at June 30, 2010 and decreased $6.1 million from December 31, 2009. The decrease was due to the $5.6 million net loss, $204,000 in preferred stock dividends and accretion of unearned discount on preferred stock related to the TARP Capital Purchase Program, and a $205,000 decrease in unrealized gains in the securities portfolio.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has five locations, including four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio and one residential mortgage loan origination office in Green, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com
Forward-Looking Information
Statements in this earnings release that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the Company, as defined below, or its management or Board of Directors; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as “estimate,” “strategy,” “may,” “believe,” “anticipate,” “expect,” “predict,” “will,” “intend,” “plan,” “targeted,” and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements. Such differences could be caused by factors including, but not limited to: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures; (iii) fluctuations in interest rates, including the relationship of short-term rates to long-term rates; (iv) the level of delinquencies, defaults and prepayments on loans made by CFBank; (v) unanticipated litigation, claims or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) statutory and regulatory changes. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this earnings release speak only as of the date they are made. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2010	2009	% change	2010	2009	% change

Total interest income	$3,282	$3,644	-10%	$6,654	$7,374	-10%
Total interest expense	1,101	1,571	-30%	2,244	3,241	-31%

Net interest income	2,181	2,073	5%	4,410	4,133	7%

Provision for loan losses	5,938	1,357	338%	6,686	1,907	251%

Net interest income after provision for loan losses	(3,757)	716	-625%	(2,276)	2,226	-202%

Noninterest income
Service charges on deposit accounts	74	79	-6%	144	161	-11%
Net gain on sales of loans	181	179	1%	331	331	0%
Net gain on sale of securities	—	—	n/m	240	—	n/m
Other	38	43	-12%	88	95	-7%

Noninterest income	293	301	-3%	803	587	37%

Noninterest expense
Salaries and employee benefits	1,060	1,097	-3%	2,113	2,143	-1%
Occupancy and equipment	45	139	-68%	113	284	-60%
Data processing	164	151	9%	319	307	4%
Franchise taxes	85	92	-8%	178	178	0%
Professional fees	272	105	159%	478	442	8%
Director fees	26	17	53%	52	51	2%
Postage, printing and supplies	43	53	-19%	102	112	-9%
Advertising and promotion	27	2	n/m	55	14	n/m
Telephone	27	28	-4%	51	52	-2%
Loan expenses	16	19	-16%	43	32	34%
Foreclosed assets, net	1	—	n/m	1	—	n/m
Depreciation	133	117	14%	264	236	12%
FDIC premiums	101	271	-63%	250	336	-26%
Amortization of intangibles	10	—	n/m	20	—	n/m
Other	89	91	-2%	166	175	-5%

Noninterest expense	2,099	2,182	-4%	4,205	4,362	-4%

Loss before income taxes	(5,563)	(1,165)	n/m	(5,678)	(1,549)	n/m
Income tax benefit	(10)	(403)	n/m	(30)	(541)	n/m

Net loss	$(5,553)	$(762)	n/m	$(5,648)	$(1,008)	n/m

Net loss available to common stockholders	$(5,655)	$(864)	n/m	$(5,852)	$(1,211)	n/m

Share Data
Basic loss per common share	$(1.38)	$(0.21)	n/m	$(1.43)	$(0.30)	n/m
Diluted loss per common share	$(1.38)	$(0.21)	n/m	$(1.43)	$(0.30)	n/m
Average common shares outstanding — basic	4,095,993	4,087,785		4,095,607	4,086,162
Average common shares outstanding — diluted	4,095,993	4,087,785		4,095,607	4,086,162
n/m — not meaningful

Consolidated Statements of Financial Condition
($ in thousands)
(unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
Assets
Cash and cash equivalents	$13,406	$23,707	$2,973	$9,400	$12,510
Securities available for sale	24,282	23,238	21,241	22,824	22,700
Loans held for sale	10,069	1,586	1,775	943	5,995
Loans
Single-family residential	28,423	29,584	30,514	30,386	28,703
Commercial, commercial real estate and multi-family	169,821	180,675	181,629	180,746	181,921
Consumer	20,068	20,602	26,052	27,425	25,079

Total loans	218,312	230,861	238,195	238,557	235,703
Less allowance for loan losses	(10,074)	(7,396)	(7,090)	(4,619)	(3,996)

Loans, net	208,238	223,465	231,105	233,938	231,707
Federal Home Loan Bank stock	1,942	1,942	1,942	1,942	2,109

Loan servicing rights	72	82	88	91	97
Foreclosed assets, net	2,348	—	—	—	—
Premises and equipment, net	6,783	6,887	7,003	4,926	5,032
Other intangible assets	149	159	169	—	—
Bank owned life insurance	4,083	4,050	4,017	3,989	3,956
Deferred tax asset	—	—	—	—	2,064
Accrued interest receivable and other assets	3,729	3,488	3,429	2,373	2,232

Total assets	$275,101	$288,604	$273,742	$280,426	$288,402

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing	$20,687	$20,171	$17,098	$16,458	$14,960
Interest bearing	205,568	214,563	193,990	199,439	199,958

Total deposits	226,255	234,734	211,088	215,897	214,918
Short-term Federal Home Loan Bank advances	—	—	2,065	—	—
Long-term Federal Home Loan Bank advances	23,942	23,942	29,942	30,942	33,942
Advances by borrowers for taxes and insurance	48	75	161	111	72
Accrued interest payable and other liabilities	2,549	1,953	2,104	2,919	2,265
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	257,949	265,859	250,515	255,024	256,352

Stockholders’ equity	17,152	22,745	23,227	25,402	32,050

Total liabilities and stockholders’ equity	$275,101	$288,604	$273,742	$280,426	$288,402

Consolidated Financial Highlights
($ in thousands except per share data)
(unaudited)

	At or for the three months ended					At or for the six months ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
	2010	2010	2009	2009	2009	2010	2009

Earnings (loss)
Net interest income	$2,181	$2,229	$2,234	$2,132	$2,073	$4,410	$4,133
Provision for loan losses	$5,938	$748	$3,245	$4,776	$1,357	$6,686	$1,907
Noninterest income	$293	$510	$477	$313	$301	$803	$587
Noninterest expense	$2,099	$2,106	$1,841	$2,059	$2,182	$4,205	$4,362
Net loss	$(5,553)	$(95)	$(2,195)	$(6,688)	$(762)	$(5,648)	$(1,008)
Net loss available to common stockholders	$(5,655)	$(197)	$(2,297)	$(6,790)	$(864)	$(5,852)	$(1,211)
Basic loss per common share	$(1.38)	$(0.05)	$(0.56)	$(1.66)	$(0.21)	$(1.43)	$(0.30)
Diluted loss per common share	$(1.38)	$(0.05)	$(0.56)	$(1.66)	$(0.21)	$(1.43)	$(0.30)

Performance Ratios (annualized)
Return on average assets	(7.74%)	(.13%)	(3.13%)	(9.26%)	(1.05%)	(3.96%)	(0.70%)
Return on average equity	(106.84%)	(1.62%)	(35.45%)	(89.50%)	(9.42%)	(51.04%)	(6.16%)
Average yield on interest-earning assets	4.86%	5.12%	5.31%	5.20%	5.33%	4.99%	5.43%
Average rate paid on interest-bearing liabilities	1.82%	1.91%	2.20%	2.36%	2.62%	1.87%	2.72%
Average interest rate spread	3.04%	3.21%	3.11%	2.84%	2.71%	3.12%	2.71%
Net interest margin, fully taxable equivalent	3.23%	3.39%	3.37%	3.12%	3.03%	3.31%	3.04%
Efficiency ratio	84.44%	83.87%	67.69%	84.21%	91.91%	84.15%	92.42%
Noninterest expense to average assets	2.92%	2.97%	2.63%	2.85%	3.01%	2.94%	3.02%

Capital
Core capital ratio (1)	6.87%	8.44%	8.87%	9.46%	8.49%	6.87%	8.49%
Total risk-based capital ratio (1)	10.01%	12.22%	11.72%	12.67%	11.07%	10.01%	11.07%
Tier 1 risk-based capital ratio (1)	8.73%	10.97%	10.46%	11.42%	10.16%	8.73%	10.16%
Tangible capital ratio (1)	6.87%	8.44%	8.87%	9.46%	8.49%	6.87%	8.49%
Equity to total assets at end of period	6.23%	7.88%	8.48%	9.06%	11.11%	6.23%	11.11%
Tangible equity to tangible assets	6.18%	7.83%	8.43%	9.06%	11.11%	6.18%	11.11%
Book value per common share	$2.47	$3.83	$3.95	$4.49	$6.11	$2.47	$6.11
Tangible book value per common share	$2.43	$3.79	$3.91	$4.49	$6.11	$2.43	$6.11
Period-end market value per common share	$1.54	$1.19	$1.50	$2.65	$2.92	$1.54	$2.92
Period-end common shares outstanding	4,092,839	4,098,671	4,099,587	4,100,337	4,100,337	4,092,839	4,100,337
Average basic common shares outstanding	4,095,993	4,095,217	4,092,903	4,090,299	4,087,785	4,095,607	4,086,162
Average diluted common shares outstanding	4,095,993	4,095,217	4,092,903	4,090,299	4,087,785	4,095,607	4,086,162

Asset Quality
Nonperforming loans	$10,705	$14,066	$13,234	$12,265	$7,288	$10,705	$7,288
Nonperforming loans to total loans	4.90%	6.09%	5.56%	5.14%	3.09%	4.90%	3.09%
Nonperforming assets to total assets	4.74%	4.87%	4.83%	4.37%	2.53%	4.74%	2.53%
Allowance for loan losses to total loans	4.61%	3.20%	2.98%	1.94%	1.70%	4.61%	1.70%
Allowance for loan losses to nonperforming loans	94.11%	52.58%	53.57%	37.66%	54.83%	94.11%	54.83%
Net charge-offs	$3,272	$430	$789	$4,102	$889	$3,702	$1,030
Annualized net charge-offs to average loans	5.84%	0.74%	1.32%	6.91%	1.49%	3.23%	0.86%

Average Balances
Loans	$216,491	$226,913	$233,146	$233,041	$234,235	$221,702	$235,123
Assets	$287,152	$284,005	$280,357	$289,025	$290,097	$285,578	$288,657
Stockholders’ equity	$20,789	$23,472	$24,770	$29,889	$32,350	$22,130	$32,710

(1)	Regulatory capital ratios of CFBank